Amendment to Subadvisory Agreement

AST Investment Services, Inc. and Prudential Investments LLC and First Quadrant, L.P. (FQ) hereby agree to amend the subadvisory agreement dated as of November 21, 2008 (including amendments) (the “Agreement”) to amend the existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement.

The Agreement is hereby amended as follows:

1.	Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of January 23, 2017.

AST Investment Services, Inc. and Prudential Investments LLC and FQ further agree that Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreements listed above. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and First Quadrant, L.P. have duly executed this Amendment as of November ___, 2016.

AST INVESTMENT Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

First quadrant, l.p.

By: /s/ Eugene Park

Name: Eugene Park

Title: Director and General Counsel

Effective Date as Revised: January 23, 2017

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by First Quadrant, L.P, AST Investment Services, Inc. and/or Prudential Investments LLC, as applicable, will pay FQ an advisory fee on the net assets managed by FQ that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST Academic Strategies Asset Allocation Portfolio	0.65% of average daily net assets to $100 million; 0.55% of average daily net assets from $100 million to $200 million; and 0.50% of average daily net assets exceeding $200 million

* In the event FQ invests Portfolio assets in other pooled investment vehicles it manages or subadvises, FQ will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to FQ with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: January 23, 2017